Exhibit 10.1

BINDING LETTER OF INTENT

THIS BINDING LETTER OF INTENT (the “Agreement”) entered into December 30, 2022, sets forth certain binding understandings and certain binding covenants between Cuentas Inc. (“Buyer”) and Core Development Holdings Corporation (“Seller”), Buyer and Seller individually maybe referred to as a “Party” and collectively as “Parties”).

WHEREAS Seller owns and holds approximately 29.3% of membership interest in 4280 Lakewood Road Manager, LLC (“Lakewood Manager”), which in turn owns 86.45% of 4280 Lakewood Road, LLC (“4280 Lakewood LLC”) that is developing a multi-family real estate project in Florida (the “4280 Lakewood Project”) using the RENCO MCFR state-of-the- art structural building system of interlocking composite building units (the “RENCO Structural Building System”). Seller’s 29.3% current ownership is hereinafter referred to as “Seller’s Interest in Lakewood Manager”.

WHEREAS Buyer wishes to purchase, and Seller wishes to sell a certain portion of Seller’s Interest in Lakewood Manager pursuant to the terms and conditions set forth in this Agreement and to enter into a purchase and sale agreement containing the customary terms and conditions of similar membership interest purchase and sale agreements to effectuate the purchase and sale of the membership interests.

ACCORDINGLY, the Parties covenant and agree as follows:

1. Recitals. The above recitals are true and correct and form a part of this Agreement.

2. Purchase Price. Buyer shall issue to Seller a number of Cuentas common shares (the “Number of Cuentas Shares”) equal to 33.3% of the total number of post- issuance, authorized, issued and outstanding shares on a fully diluted basis measured on a going forward basis to account for the exercise in the future of any currently issued and outstanding warrants and options as of the date of this Agreement, of Cuentas (CUEN) common stock free and clear of any liens, claims or encumbrances anticipated to equal 10 million of a total of 30 million shares of Cuentas common stock then outstanding (“33.3% Ownership Percentage””) which the parties stipulate has a value equal to TWO MILLION DOLLARS ($2,000,000) (the “Purchase Price”). If Buyer is unable to issue sufficient shares to satisfy the 33.3% Ownership Percentage or as a result of the exercise and issue of any stock warrants or options outstanding as of the date of this Agreement, the Percentage Membership Interest to be issued by Seller to Buyer pursuant to Section 3 of this Agreement shall be reduced by the same percentage that the actual post-issuance ownership percentage falls below the 33.3% Ownership Ratio. By way of example only, if post-issuance, Seller owns only 30.0% of the total issued and outstanding shares of Cuentas common stock, the Percentage Membership Interest shall be reduced by 3.3%.

3. Percentage of Membership Interest Acquired. Seller shall transfer and assign to Buyer a percentage of Seller’s Interest in Lakewood Manager(“Percentage Membership Interest”) to be determined as follows:

a. The Parties shall select two competent valuation professionals, one by each Party, to prepare a written opinion of the fair market value of Seller’s Interest in Lakewood Managers of the Closing Date defined in Section 4 below Provided that, the difference between two appraisals does not exceed 15%, then the average of the fair market value of the two appraisals shall represent the “Appraised Value Denominator” for purposes of determining the Percentage Membership Interest to be transferred by Seller to Buyer. If the difference between two appraisals is more than 15%, then the Parties shall mutually select a a third competent valuation expert who shall prepare a third opinion of the fair market value of Seller’s Interest in Lakewood Manager, and the average of the three opinions of the fair market value of Seller’s Interest in Lakewood Manager shall be the Appraised Value Denominator.

b. The Percentage Membership Interest to be assigned and transferred shall equal the Purchase Price divided by the Appraised Value Denominator as determined in Subsection (a) above.

c. Seller’s transfer of the Percentage Membership Interest is subject to approval by Lakewood Manager. Cuentas agrees to be bound by the rights and obligations of current Operating Agreement and other agreements of Lakewood Manager and Seller shall have the right continue to exercise its management and other decision making rights at Lakewood Manager without any interruption or intervention by Buyer except Seller shall afford Buyer the normal and customary rights afforded minority interest holders in limited liability companies provided under Florida law which shall control over any conflicting provisions in the Lakewood Manager operating agreement.

d. Buyer’s obligation to consummate and enter into a definitive purchase and sale agreement is contingent on board of director and shareholder approval.

4. Definitive Purchase and Sale Agreement. The Parties shall negotiate in good faith and enter into the definitive membership purchase and sale agreement with customary terms and conditions including representations and warranties on or before fifteen days from execution of this Agreement and shall close on the contemplated purchase and sale on or before thirty days from execution of this Agreement (the “Closing Date”). These deadlines may be extended by a writing signed by each Party.

5. Seller Due Diligence. Seller shall have the right to conduct a thorough and full due diligence of Cuentas including, without limitation, from a financial, operational, legal and regulatory perspective. If the Seller decides at its sole discretion and option that Seller is not satisfied with the results and outcome of the Due Diligence, the Seller shall notify the Buyer of its decision not to continue with definitive agreements, and this Agreement shall be null and void and no longer be binding on the Parties except for the confidentiality provisions herein. The Buyer shall cooperate fully with the Seller so Seller may conduct its due diligence.

6. Buyer Due Diligence. Buyer shall have the right to conduct the thorough and full due diligence of Lakewood Manager and the 4280 Lakewood LLC and the 4280 Lakewood Project including, without limitation, from a financial, operational, legal and regulatory perspective. If the Buyer decides at its sole discretion and option that it is not satisfied with the results and outcome of the Due Diligence, the Buyer shall notify the Seller of its decision not to continue with definitive agreements, and this Agreement shall be null and void and no longer be binding on the Parties except for the confidentiality provisions herein Seller. The Seller shall cooperate fully with the Buyer so Buyer may fully conduct its due diligence.

7. CONFIDENTIALITY. Buyer recognizes and acknowledges that Buyer and/or its employees, contractors, members, managers and others in any way directly or indirectly associated with allyer have, prior to the date of this Agreement, may have had access to, and/or may in the future have access to, RENCO Structural Building System, its technology, intellectual property and the trade secrets and other proprietary and/or confidential information embodied therein or otherwise related thereto, including, but not limited to, any and all documents received or generated relating to same, pricing information, financial information, methods of operation, and other proprietary information (all of the foregoing collectively referred to as “Confidential Information”). The Buyer shall not disclose any of such Confidential Information to any person or entity, and the Buyer shall not use any of such Confidential Information for any purpose other than expressly authorized herein. Without limitation, the Buyer specifically agrees as follows:

(a) The Buyer shall not, while the Agreement is in effect or thereafter publish, disclose, or otherwise make accessible any Confidential Information or any part thereof, to any person, firm, corporation, or association or other entity (other than to Seller upon request by Seller) for any reason whatsoever unless and except to the extent expressly authorized hereunder or approved by Renco USA, Inc in writing.

(b) Within 72 hours of termination of the Agreement, in addition to the Buyer’s other obligations herein, the Buyer shall deliver to Seller all tangible embodiments of any Confidential Information then in its possession or control, and shall erase and permanently remove all such Confidential Information from any computer or other electronic device or other system in the possession, use or control of the Buyer, including, without limitation, any such Confidential Information stored on any computer hard drive, diskettes, or other format, and provide written certification of such erasure and permanent removal to the Seller. The Buyer shall not thereafter retain or use any such Confidential Information. The Buyer shall cause its employees, contractors, members, managers and others associated with the Buyer (other than Seller) to comply with the restrictions and obligations set forth herein and any violation of such restrictions and obligations by any of them shall constitute a default by the Buyer under the Agreement.

8. Binding Agreement. The Parties covenant and agree that this Agreement is binding on each of them subject to the terms and conditions set forth herein, and that they will use their best efforts and good faith to enter into a definitive purchase agreement and to close on the contemplated purchase and sale under the terms and conditions of this Agreement.

9. Seller’s Representations and Warranties. Seller represents and warrants that it owns the membership interest in Lakewood Manager, subject to rights, obligations and restrictions afforded by its governing documents, free and clear of any liens, claims or encumbrances and that the transfer of the Percentage Membership Interest Acquired shall not violate Seller’s formation documents or bylaws or any existing loan covenant For the avoidance of doubt, the Parties hereby agree that both Seller and Buyer shall review all loan documentation and covenants and ensure that there are no restrictions pursuant to such documents during Due Diligence to prevent Seller from transferring any Percentage Membership Interest to the Buyer.. If any covenants prevent the transfer of the Membership Interests as contemplated, the Parties shall cooperate in good faith to determine a mutually satisfactory resolution, but if the Parties are unable to do so, they may agree to terminate this Agreement.

10. Buyer’s Representations and Warranties. Buyer represents and warrants that it will conduct its own due diligence and shall not rely on any representations of Seller not set forth in this Agreement and that its Board of Directors have authorized Buyer to enter into this Agreement, and the Board of Directors and executive officers of Buyer shall use their best good faith efforts to obtain shareholder approval of this Agreement, the definitive purchase and sale agreement, and to close the contemplated purchase and sale. Buyer further represents and warrants that the Number of Cuentas Shares shall be issued to Seller shall be free and clear of any liens, claims or encumbrances and that the transfer of the Percentage Membership Interest Acquired shall not violate Seller’s formation documents or bylaws or any existing loan covenant.

11. Buyer’s Waiver regarding RENCO Structural Building System. Cuentas on behalf of itself, its affiliates, assignees, transferees hereby acknowledge that Seller, Lakewood Manager an affiliate of RENCo USA, Inc., is constructing the 4280 Lakewood Project with RENCO Structural Building System, a proprietary composite structural system distributed by RENCo USA, Inc. Cuentas on behalf of itself, its affiliates, assignees, transferees hereby waives and releases any and all claims against RENCo USA, Inc., Renco World Corporation, Lakewood Manager, Core Development Holdings Corporation, 1019 Interests, LLC, and their respective affiliates, managers, officers, directors, employees relating to any and all losses, claims and actions arising out of the design and construction of the RENCO Structural Building System in connection with the 4280 Lakewood Project.

12. Expedited Binding Arbitration. Buyer and Seller agree that any and all disputes of whatever kind and nature regarding this Agreement, including the Parties’ inability to agree on a valuation expert, the Per Share Factor, the Appraised Value Denominator, or any other term essential to consummation of the contemplated transaction, or the terms and conditions of the definitive purchase and sale agreement shall be settled through expedited binding arbitration according to the rules of the American Arbitration Association (the “AAA”) conducted in Miami, Florida by the AAA. The parties agree to expedite the necessary arbitration as quickly as the rules of AAA permit. The parties agree to mutually select the arbitrator or the will promptly notify the AAA they are unable to agree and the AAA will select an arbitrator with 20 plus years of experience in complex commercial asset purchases and business acquisitions. The parties agree to follow and implement the final ruling of the Arbitrator without recourse to an appeal or the necessity of the prevailing party having to file the ruling with the circuit court to have the ruling converted into a final judgment. This provision is a material consideration in the parties entering into this agreement.

13. Time is of the Essence. Time is of the essence in the performance of the parties to the obligations and conditions of the terms of this Agreement.

14. Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREES AND CONSENTS TO RESOLVING ANY DISUPTE ARISING UNDER OR RELATING TO THIS AGREEMENT THROUGH BINDING ARBITRATION AS SET FORTH IN SECTION 8 OF THIS AGREEMENT.

By signing below each party agrees to be bound by this Agreement and the terms and conditions of the Agreement except as modified by the terms and conditions of this Agreement.

BUYER:

By:	/s/ Arik Maimon
Arik Maimon
CEO
Cuentas, Inc.
235 Lincoln Road, Suite 210 Miami Beach, FL 33139

SELLER:

By:	/s/ Engin K. Yesil
Engin K. Yesil
President
Core Development Holdings Corporation 1001 NW 163rd Drive
Miami, Florida 33169

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